As filed with the Securities and Exchange Commission on April 21, 2017

Registration Nos. 333-60825

333-186688

333-108569

333-138771

333-168633

333-206865

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 333-60825

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-186688

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-108569

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-138771

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-168633

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-206865

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Air Methods Corporation

(Exact name of registrant as specified in its charter)

Delaware	84-0915893
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

7211 South Peoria
Englewood, Colorado 80112
(303) 792-7400

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Air Methods Corporation 401(K) Plan

Second Amended and Restated Air Methods Corporation 2006 Equity Compensation Plan

2015 Equity Incentive Plan

(Full titles of plans)

Crystal L. Gordon, Esq.
Executive Vice President, General Counsel and Secretary
Air Methods Corporation
7211 South Peoria
Englewood, Colorado 80112
(303) 792-7400

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Michael E. Lubowitz
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by Air Methods Corporation, a Delaware corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.06 par value per share (the “Shares”) remaining unissued and unsold under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•                  Registration Statement No. 333-60825, filed on August 6, 1998, registering the offer and sale of 100,000 of the Registrant’s Shares, issuable pursuant to Air Methods 401(k) and Retirement Savings Plan, as amended by Post-Effective Amendment No. 1, filed on February 14, 2013, registering an additional 200,000 of the Registrant’s Shares, issuable pursuant to the Air Methods 401(k) Plan;

•                  Registration Statement No. 333-108569, filed on September 5, 2003, registering an additional 150,000 of the Registrant’s Shares, issuable pursuant to Air Methods Corporation 401(k) Plan;

•                  Registration Statement No. 333-138771, filed on November 16, 2006, registering the offer and sale of 600,000 of the Registrant’s Shares, issuable pursuant to 2006 Equity Compensation Plan;

•                  Registration Statement No. 333-168633, filed on August 6, 2010, registering the offer and sale of 400,000 of the Registrant’s Shares, issuable pursuant to the Amended and Restated 2006 Equity Compensation Plan;

•                  Registration Statement No. 333-186688, filed on February 14, 2013, registering an additional 2,400,000 of the Registrant’s Shares, issuable pursuant to the Second Amended and Restated Air Methods Corporation 2006 Equity Compensation Plan; and

•                  Registration Statement No. 333-206865, filed on September 10, 2015, registering the offer and sale of an aggregate of 2,674,735 of the Registrant’s Shares, issuable pursuant to 2015 Equity Incentive Plan.

On April 21, 2017, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 14, 2017, by and among ASP AMC Intermediate Holdings, Inc. (“Parent”), ASP AMC Merger Sub, Inc., a wholly-owned subsidiary of Parent, and the Registrant, ASP AMC Merger Sub, Inc. merged with and into the Registrant (the “Merger”), and the Registrant became a wholly-owned subsidiary of Parent. As a result of the Merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but unsold under the Registration Statements.

In addition, on April 21, 2017, NASDAQ filed Form 25 to delist the Registrant’s shares of common stock. The Registrant intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, State of Colorado, on April 21, 2017.

AIR METHODS CORPORATION

By:	/s/ Crystal L. Gordon
Name: Crystal L. Gordon
Title: Executive Vice President, General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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